EXHIBIT 21
List of Subsidiaries

Cadent Medical Corporation, a Delaware corporation

Cardiac Science Sweden AB, a Swedish corporation

Cardiac Science International A/S, a Danish corporation

Cardiac Science Holdings UK, a U.K. corporation

LifeTec Medical Limited (dba Cardiac Science UK), a U.K. corporation